Exhibit 4.1

STATER BROS. HOLDINGS INC.

the Issuer

STATER BROS. MARKETS

STATER BROS. DEVELOPMENT, INC.

SUPER RX, INC.

SANTEE DAIRIES, INC.

the Guarantors

7  3/4% SENIOR NOTES DUE 2015

INDENTURE

Dated as of April 18, 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.

the Trustee

CROSS-REFERENCE TABLE*

Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(2)	7.06;7.07
((c)	7.06;11.02
(d)	7.06
314(a)(4)	11.05
(c)	N.A.
(d)	N.A.
(e)	11.05
(f)	N.A.
315	N.A.
316	N.A.
317	N.A.
318(a)	N.A.
(b)	N.A.
(c)	11.01

N.A. means not applicable.

*This Cross-Reference Table is not part of this Indenture.

i

Section 11.14.	Waiver Of Jury Trial.	83
Section 11.15.	Force Majeure.	83

EXHIBITS

EXHIBIT A-1	FORM OF INITIAL NOTE

EXHIBIT A-2	FORM OF EXCHANGE NOTE

EXHIBIT B	FORM OF CERTIFICATE OF TRANSFER

EXHIBIT C	FORM OF CERTIFICATE OF EXCHANGE

EXHIBIT D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

EXHIBIT E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of April 18, 2007 among Stater Bros. Holdings Inc., a Delaware corporation (“Stater Bros.”), Stater Bros. Markets, a California corporation (“Markets”), Stater Bros. Development, Inc., a California corporation (“Development”), Super Rx, Inc., a California corporation (“Super Rx”), and Santee Dairies, Inc., a California corporation (“Santee” and, collectively with Markets, Development and Super Rx, the “Guarantors”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

Stater Bros. and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of Stater Bros.’ 7  3/4% Senior Notes due 2015 (together with any Additional Notes (as defined below), the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. DEFINITIONS.

“144A Global Note” means a global note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, becoming a Subsidiary of, or substantially all of its business and assets being acquired by, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 5% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means: (1) the sale, lease, conveyance or other disposition of any assets or rights (including but not limited to sale and leaseback transactions), other than any such sale or other disposition in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of Stater Bros. and its Subsidiaries taken as a whole shall be governed by the provisions of Section 4.14 hereof and/or the provisions of Article 5 hereof and not by the provisions of Sections 3.09 and 4.10 hereof; and (2) the issuance of Equity Interests by any of the Restricted Subsidiaries or the sale of Equity Interests by Stater Bros. or any of the Restricted Subsidiaries in any of their respective Subsidiaries.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million; (2) a transfer of assets between or among Stater Bros. and its Restricted Subsidiaries; (3) an issuance of Equity Interests by a Restricted Subsidiary to Stater Bros. or to another Restricted Subsidiary; (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business; (5) the sale or other disposition of cash or Cash Equivalents; (6) a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof; and (7) any transaction, or series of transactions, that results in the payment to Stater Bros., or one of its Subsidiaries, for the construction of a new supermarket built by Stater Bros., or one of its Subsidiaries, and leased by Stater Bros., or one of its Subsidiaries, whether or not the lessor requires documentation confirming the lessor’s ownership in the supermarket building.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Calculation Date” has the meaning specified in the definition of “Fixed Charge Coverage Ratio.”

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, provided, however, that no payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan shall be Capital Stock under this Indenture.

“Cash Equivalents” means: (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better; (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole to any “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act) other than (A) any Permitted Holder, (B) La Cadena Investments or (C) any La Cadena Successor; (2) the adoption of a plan relating to the liquidation or dissolution of Stater Bros.; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined above), other than (A) any Permitted Holder, (B) La Cadena Investments or (C) any La Cadena Successor, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Stater Bros., measured by voting power rather than number of shares; (4) the first day on which a majority of the members of the Board of Directors of Stater Bros. are not Continuing Directors; (5) Stater Bros. consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Stater Bros., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Stater Bros. or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where all or a portion of the Voting Stock of Stater Bros. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (6) at any time prior to the date that a La Cadena Successor is the Beneficial Owner of more than 50% of the Voting Stock of Stater Bros., Permitted Holders shall cease to (A) have the power to vote the majority of the Capital Stock of La Cadena Investments, (B) be the Beneficial Owner of at least 35% of the Equity Interests in La Cadena Investments, or (C) be the Beneficial Owner of a higher percentage of the Equity Interests in La Cadena Investments than any other “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

“Clearstream” means Clearstream Banking, S.A.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus: (1) provision for taxes based on income or profits of such Person and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than accruals or reserves made with respect to obligations of Stater Bros. under the Phantom Stock Plan which accruals or reserves made with respect to obligations of Stater Bros. under the Phantom Stock Plan shall be included in non-cash expenses added to Consolidated Net Income for purposes of this clause (3)) of such Person and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Consolidated Subsidiary of Stater Bros. shall be added to Consolidated Net Income to compute Consolidated

Cash Flow of Stater Bros. only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to Stater Bros. by such Consolidated Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Consolidated Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that: (1) the Net Income (but not loss) of any Person that is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the Net Income of any Consolidated Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Revolving Credit Facility, the Santee Credit Facility and Permitted Santee Indebtedness), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary or its stockholders; (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Subsidiary” of any Person means a subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated subsidiary; provided, however, that the Unrestricted Subsidiaries of Stater Bros. shall not be included as Consolidated Subsidiaries of Stater Bros. for purposes of this Indenture, regardless of whether such Unrestricted Subsidiaries are or, in accordance with GAAP, should be accounted for as consolidated subsidiaries; provided, further, that any Person that is not a Subsidiary (as such term is defined herein) of a Person shall not be included as a Consolidated Subsidiary of such Person, regardless of whether such Person is, or in accordance with GAAP, should be accounted for as a consolidated subsidiary.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Stater Bros. who: (1) was a member of such Board of Directors on the date of this Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to Stater Bros.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing facilities (including through the sale of receivables to such lenders or to special-purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes or similar debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part (whether by revolving or other long-term Indebtedness) from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of Exhibit A-1 or A-2 hereto, as applicable, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Stater Bros. to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Stater Bros. may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“DTC” means The Depository Trust Company, a New York corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and excluding any payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan).

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means up to $8.0 million in aggregate principal amount of Indebtedness of Stater Bros. and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Indenture” means that certain Indenture, dated as of June 17, 2004, entered into by and among Stater Bros., Markets, Development, Santee and the Trustee.

“Existing Notes” means the 8 1/8% Senior Notes due 2012 of Stater Bros. in an aggregate principal amount of $525.0 million.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the

Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

For purposes of clause (1) of the preceding paragraph of this definition, whenever pro forma effect is to be given to an acquisition or purchase of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by the Chief Financial Officer of Stater Bros., or, in the event that no Chief Financial Officer is in office at Stater Bros. as of the date on which any such determination is required to be made, the most senior financial officer of Stater Bros. then in office. For purposes of clauses (2) and (3) of the preceding paragraph of this definition, any determinations required to be made in accordance with GAAP shall be made in good faith by the Chief Financial Officer of Stater Bros., or, in the event that no Chief Financial Officer is in office at Stater Bros. as of the date on which any such determination is required to be made, the most senior financial officer of Stater Bros. then in office.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and excluding (A) the amortization of any debt issuance costs and (B) the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Consolidated Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Consolidated Subsidiaries or secured by a Lien on assets of such Person or one of its Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon; plus (4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Consolidated Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Stater Bros. (other than Disqualified Stock) or to Stater Bros. or a Consolidated Subsidiary of Stater Bros.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 or A-2 hereto, as applicable, issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantees” means the guarantees of the Guarantors with respect to the Obligations of Stater Bros. under the Notes and this Indenture.

“Guarantors” means Markets, Development, Santee, Super Rx and each other Person that is required to become a Guarantor by the terms hereof after the Issue Date, in each case until such Person is released from its Guarantee pursuant to the terms hereof.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means each holder of the Notes.

“IAI Global Note” means the Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors, if any.

“Indebtedness” means, with respect to any specified Person and without duplication, any liability of such Person, whether or not contingent: (1) for borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) representing Capital Lease Obligations; (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, but does not include any payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan.

The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, (x) obligations pursuant to contracts for the refurbishment or construction of existing or new distribution or supermarket facilities of Stater Bros. or of Restricted Subsidiaries shall not constitute Indebtedness and (y) reclassification of operating leases existing on the Issue Date into Capital Lease Obligations in accordance with GAAP and required as a result of changes to GAAP occurring following the Issue Date shall not constitute an incurrence of Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $285,000,000 in aggregate principal amount of Notes issued under this Indenture.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Stater Bros. or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Stater Bros., then Stater Bros. shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of pursuant to such sale or disposition in an amount determined as provided in the final paragraph of Section 4.07 hereof. If Stater Bros. or any Restricted Subsidiary designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of this Indenture, then Stater Bros. shall be deemed to have made an Investment on the date of such designation equal to the fair market value of the Equity Interests of such Subsidiary in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by Stater Bros. or any Restricted Subsidiary of a Person that holds an Investment in any third Person shall be deemed to be an Investment by Stater Bros. or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07. For the avoidance of doubt, Investments shall not include any transaction, or series of transactions, that results in the payment to Stater Bros., or one of its Subsidiaries, for the construction of a new supermarket built by Stater Bros., or one of its Subsidiaries, and leased by Stater Bros., or one of its Subsidiaries, whether or not the lessor requires documentation confirming the lessor’s ownership in the supermarket building.

“Issue Date” means the first date on which the Initial Notes are issued.

“La Cadena Investments” means La Cadena Investments, a California general partnership.

“La Cadena Successor” means a partnership or limited liability company (other than La Cadena Investments) with respect to which (a) a Permitted Holder is a general partner or managing member, (b) Permitted Holders have the power to vote the majority of the Capital Stock, (c) Permitted Holders are the Beneficial Owners of at least 35% of the Equity Interests therein and (d) Permitted Holders are the Beneficial Owners of a higher percentage of the Equity Interests therein than any other “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by Stater Bros. and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

“Liquidated Damages” means all liquidated damages then owing pursuant to the applicable Registration Rights Agreement.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) (A) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale; or (B) any gain or loss, together with any related provision for such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Stater Bros. or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Revolving Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Stater Bros. by two Officers of Stater Bros., one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Stater Bros., that meets the requirements of Section 11.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to Stater Bros. or any Subsidiary of Stater Bros.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Payment Default” means a default caused by the failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; provided, however, that in the case of the Revolving Credit Facility, such a default shall only constitute a Payment Default if it consists of the failure to pay principal of, or interest or premium, if any, on the Indebtedness incurred pursuant to the Revolving Credit Facility as of the final Maturity Date (as defined in such Revolving Credit Facility).

“Permitted Construction Indebtedness” means Indebtedness of Stater Bros. or any Restricted Subsidiary representing the deferred purchase price, or the net proceeds of which are used solely to finance the purchase price, of any new or existing distribution or supermarket facilities (including any fixtures therein) operated or to be operated by Stater Bros. or Markets.

“Permitted Holders” means: (1) Jack H. Brown and his spouse and immediate family members, (2) any trust, corporation, partnership or other entity, the beneficial interests of which are owned exclusively by the Persons referred to in clause (1), and (3) any trustee, executor or receiver appointed to manage or administer the assets of any Person referred to in clause (1) following the death or incapacity of such Person and the heirs of any such Person referred to in clause (1).

“Permitted Investments” means: (1) any Investment in Stater Bros. or in a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of any Investment); (2) the making of Investments in Stater Bros. by any Subsidiary; (3) any Investment in Cash Equivalents; (4) any Investment by Stater Bros. or any Restricted Subsidiary in a Person, if as a result of such Investment: (A) such Person becomes a Guarantor; or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Stater Bros. or a Guarantor; (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Sections 3.09 and 4.10; (6) any acquisition of assets or any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Stater Bros.; (7) the extensions of trade credit and advances to customers and suppliers to the extent in the ordinary course of business and made in accordance with customary industry practice; and (8) Hedging Obligations.

“Permitted Liens” means: (1) Liens of Stater Bros. and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under the Revolving Credit Facility and (B) under other Credit Facilities that, in each case, were permitted by the terms of this Indenture to be incurred; (2) Liens in favor of Stater Bros. or any Restricted Subsidiary; (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Stater Bros. or any Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Stater Bros. or the Restricted Subsidiary; (4) Liens on property existing at the time of acquisition thereof by Stater Bros. or any Restricted Subsidiary, provided, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property, and Liens incurred in the ordinary course of business to secure the payment of all or a portion of the purchase price of goods held for sale, provided, that such Liens do not extend to any assets other than such goods; (5) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (6) Liens to secure Indebtedness (including Capital Lease Obligations and Permitted Construction Indebtedness) permitted by clauses (e), (h), (k), (l), (m) and (o) of the second paragraph of Section 4.09; provided, however, that with respect to Indebtedness incurred pursuant to such clause (e), Liens in respect thereof shall only be permitted to the extent they cover the assets acquired with or improved with the proceeds of such Indebtedness; (7) Liens securing the Notes; (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (9) Liens incurred in the ordinary course of business of Stater Bros. or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding; (10) Liens existing on the date of this Indenture and renewals, extensions and replacements thereof, provided, that such renewals, extensions or replacements will not apply to any property or assets not previously subject to such Liens or increase the principal amount of obligations secured thereby; (11) Liens on deposits made in the ordinary course of business; (12) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Stater Bros. or any Restricted Subsidiary on deposit with or in possession of such banks; (13) Liens in respect of Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness; provided, that the terms of such liens in respect of such Permitted Refinancing Indebtedness are not less favorable to the Holders of the Notes than the terms of the Liens securing the indebtedness being refinanced and do not extend to any assets not securing such indebtedness; (14) carriers’, warehousemen’s, mechanics’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 120 days or which are being contested in good faith by appropriate proceedings; (15) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (16) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of Stater Bros. or its Subsidiaries, as the case may be, and any exceptions to title set forth in any title policies; (17) any attachment or judgment Lien so long as the execution or other enforcement thereof is effectively stayed, the claims secured thereby are being contested in good faith by appropriate proceedings, adequate reserves have been established with respect to such claims in accordance with GAAP and no Default or Event of Default would result thereby; (18) any Liens relating solely to property leased by Stater Bros. or any Subsidiary and arising solely out of the lease for such property; (19) Liens securing Capital Lease Obligations incurred pursuant to the first paragraph of Section 4.09; (20) Liens securing the Santee Note or Permitted Santee Indebtedness; and (21) Liens securing Indebtedness in an aggregate amount not to exceed the amount of Consolidated Cash Flow of Stater Bros. during the four most recent fiscal quarters for which internal financial statements are available preceding the date on which such Liens are incurred less the sum of (a) the aggregate amount of any secured Indebtedness outstanding on the date on which such Liens are incurred that was incurred pursuant to clause (13) of this definition of Permitted Liens plus (b) the aggregate amount of any secured Indebtedness outstanding on the date on which such Liens are incurred that was incurred pursuant to clause (m) of the second paragraph of Section 4.09 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of Stater Bros. or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Stater Bros. or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred either by Stater Bros. or by a Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, whether as the issuer of such Indebtedness or as a guarantor thereof.

“Permitted Santee Indebtedness” means Indebtedness of Santee in an aggregate principal amount not to exceed $55.0 million, the proceeds of which are used to repay the Santee Note and for working capital purposes; provided, that so long as at least $35.0 million in principal amount of the Santee Note remains outstanding, the Santee Note shall remain secured on a first priority basis in accordance with its terms as in effect on the date of this Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phantom Stock Plan” means, collectively, the Stater Bros. Holdings Inc. Phantom Stock Plan effective as of June 27, 2000, as amended by Amendment No. 1 to Amended and Restated Stater Bros. Holdings Inc. Phantom Stock Plan, dated as of September 30, 2005, and any related documents or instruments executed or to be executed in connection therewith (including without limitation any Phantom Stock Award Agreement thereunder), in each case as amended, modified, renewed, or replaced from time to time, with the exception of any amendment, modification, renewal or replacement that would expand the definition of “Eligible Employee” thereunder to include any shareholder of Stater Bros. or any partner in La Cadena Investments.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Santee Sale” means: (1) a sale by Markets of a portion of the Equity Interests of Santee to a third party that is not an Affiliate of Stater Bros., (2) the issuance by Santee of additional Equity Interests to a third party that is not an Affiliate of Stater Bros. or (3) a combination of related transactions described in (1) and (2) above.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 18, 2007, by and among Stater Bros., the Guarantors and Banc of America Securities LLC, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between Stater Bros. and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by Stater Bros. to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period, representing a series of Notes that do not bear the Regulation S Temporary Global Note Legend.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-1 hereto bearing the Private Placement Legend and the Regulation S Temporary Global Note Legend, and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of Stater Bros. that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the credit facility governed by that certain Credit Agreement, dated as of June 17, 2004, by and among Markets, Stater Bros., the lenders from time to time parties thereto, and Bank of America, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Santee Credit Facility” means the credit facility governed by that certain Credit Agreement, dated on or about November 1, 2004, by and among Santee and Bank of America, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

“Santee Note” means (a) that certain 5 1/4% note due March 31, 2009 in an aggregate initial principal amount of $55.0 million owed by Santee to Markets (i) as in effect on the Issue Date or (ii) as amended or modified from time to time; provided, that the only substantive amendments or other modifications permitted to be made thereto after the Issue Date shall be amendments or other modifications that increase the interest rate thereon or extend the term thereof, and (b) any Indebtedness issued to any Person other than Stater Bros. or any of the Restricted Subsidiaries in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Santee Note as described in clause (a) above; provided, that such refinancing Indebtedness matures no earlier than the date that is 91 days after the Stated Maturity of the Notes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent global Note in the form of Exhibit A-2 attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means: (1) any Subsidiary of Stater Bros. that is designated by the Board of Directors of Stater Bros. as an Unrestricted Subsidiary pursuant to a Board resolution in accordance with the terms hereof, and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means any Subsidiary of such Person all the outstanding shares of Capital Stock (other than directors’ qualifying shares, if applicable) of which are owned directly by such Person or another Wholly-Owned Subsidiary of such Person.

SECTION 1.02. OTHER DEFINITIONS.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Co-Trustee”	7.13
“Consummation Date”	4.10
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Guaranteed Obligations”	9.01
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09

“Payment Restriction”	4.08
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07

SECTION 1.03. TRUST INDENTURE ACT DEFINITIONS

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means Stater Bros. and any successor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04. RULES OF CONSTRUCTION.

Unless the context otherwise requires: (1) a term has the meaning assigned to it; (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (3) “or” is not exclusive; (4) words in the singular include the plural, and in the plural include the singular; (5) provisions apply to successive events and transactions; and (6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

SECTION 2.01. FORM AND DATING.

(a) General.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 or A-2 hereto, as applicable. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be issued on the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and Stater Bros., each Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes.

Notes issued in global form shall be substantially in the form of Exhibits A-1 or A-2 attached hereto, as applicable (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A-1 or A-2 attached hereto, as applicable (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by Stater Bros. and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of (i) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(a)(ii) hereof), and (ii) an Officers’ Certificate from Stater Bros. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.

SECTION 2.02. EXECUTION AND AUTHENTICATION

Two Officers shall sign the Notes for Stater Bros. by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery upon a written order of Stater Bros. signed by two of its Officers (an “Authentication Order”), (1) Initial Notes for original issue on the date hereof in an aggregate principal amount of $285,000,000; (2) Additional Notes in an unlimited aggregate principal amount subject to compliance with Section 4.09; (3) Exchange Notes for issue only in a registered Exchange Offer pursuant to the Registration Rights Agreement and for a like principal amount of Initial Notes of the same maturity exchanged pursuant thereto (such order shall specify the amount of Notes of each maturity to be authenticated, the date on which the original issue of Notes of each maturity is to be authenticated and whether the Notes of each maturity are to be Initial Notes, Additional Notes or Exchange Notes); and (4) Notes issued pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement.

The Trustee may appoint an authenticating agent acceptable to Stater Bros. to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with Holders or an Affiliate of Stater Bros.

SECTION 2.03. REGISTRAR AND PAYING AGENT.

Stater Bros. shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. Stater Bros. may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. Stater Bros. may change any Paying Agent or Registrar without notice to the Holders of the Notes. Stater Bros. shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If Stater Bros. fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Stater Bros. or any of its Subsidiaries may act as Paying Agent or Registrar.

Stater Bros. initially appoints DTC to act as Depositary with respect to the Global Notes.

Stater Bros. initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

SECTION 2.04. PAYING AGENT TO HOLD MONEY IN TRUST.

Stater Bros. shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or interest on the Notes, and will notify the Trustee of any default by Stater Bros. in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Stater Bros. at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Stater Bros. or a Subsidiary) shall have no further liability for the money. If Stater Bros. or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to Stater Bros., the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, Stater Bros. shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and Stater Bros. shall otherwise comply with TIA § 312(a).

SECTION 2.06. TRANSFER AND EXCHANGE.

(a) Transfer and Exchange of Global Notes.

A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by Stater Bros. for Definitive Notes if (i) Stater Bros. delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by Stater Bros. within 120 days after the date of such notice from the Depositary, (ii) Stater Bros. in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there has occurred and is continuing a Default or Event of Default with respect to the Notes; provided, that in no event shall the Regulation S Temporary Global Note be exchanged by Stater Bros. for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(c)(3)(ii)(B) under the Securities Act. Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes.

The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Temporary Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted

Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon consummation of an Exchange Offer by Stater Bros. in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following: (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and: (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Stater Bros.; (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or (D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, Stater Bros. shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation: (A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof; (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; (F) if such beneficial interest is being transferred to Stater Bros. or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and Stater Bros. shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(c)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if: (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Stater Bros.; (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or (D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and Stater Bros. shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a

Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation: (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof; (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; (E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; (F) if such Restricted Definitive Note is being transferred to Stater Bros. or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or (G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (c) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if: (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Stater Bros.; (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or (D) the Registrar receives the following: (1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or (2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted

Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, Stater Bros. shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes.

Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following: (A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if: (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Stater Bros.; (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; (C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or (D) the Registrar receives the following: (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to Stater Bros. to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer.

Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, Stater Bros. shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of Stater Bros., and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and Stater Bros. shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g) Legends.

The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT:

(A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

(i) (a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE

SECURITIES ACT, OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS),

(ii) TO THE ISSUER, OR

(iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND

(B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“This Global Note is held by the Depositary (as defined in the Indenture governing this Note) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) the Trustee may make such notations hereon as may be required pursuant to Section 2.07 of the Indenture, (ii) this Global Note may be exchanged in whole but not in part pursuant to Section 2.06(a) of the Indenture, (iii) this Global Note may be delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture, and (iv) this Global Note may be transferred to a successor depositary with the prior written consent of Stater Bros.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“The rights attaching to this Regulation S Temporary Global Note, and the conditions and procedures governing its exchange for Certificated Notes, are as specified in the Indenture (as defined herein). Neither the Holder nor the Beneficial Owners of this Regulation S Temporary Global Note shall be entitled to receive payment of interest hereon.”

(h) Cancellation and/or Adjustment of Global Notes.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, Stater Bros. shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon Stater Bros.’ order or at the Registrar’s request. (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but Stater Bros. may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof). (iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of Stater Bros., evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange. (v) Stater Bros. shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date. (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and Stater Bros. may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or Stater Bros. shall be affected by notice to the contrary. (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof. (viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.07. REPLACEMENT NOTES.

If any mutilated Note is surrendered to the Trustee or Stater Bros. and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, Stater Bros. shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or Stater Bros., an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and Stater Bros. to protect Stater Bros., the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. Stater Bros. may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of Stater Bros. and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. OUTSTANDING NOTES.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because Stater Bros. or an Affiliate of Stater Bros. holds the Note; however, Notes held by Stater Bros. or a Subsidiary of Stater Bros. shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Stater Bros., a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. TREASURY NOTES.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Stater Bros., or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Stater Bros., shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10. TEMPORARY NOTES.

Until certificates representing Notes are ready for delivery, Stater Bros. may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that Stater Bros. considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, Stater Bros. shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. CANCELLATION.

Stater Bros. at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and dispose of canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all canceled Notes shall be delivered to Stater Bros. upon its request therefor. Stater Bros. may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. DEFAULTED INTEREST.

If Stater Bros. defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. Stater Bros. shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. Stater Bros. shall fix or cause to be fixed each such special record date and payment date; provided, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, Stater Bros. (or, upon the written request of Stater Bros., the Trustee in the name and at the expense of Stater Bros.) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. CUSIP NUMBERS.

Stater Bros. in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. Stater Bros. shall promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

SECTION 3.01. NOTICES TO TRUSTEE.

If Stater Bros. elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture or the Notes pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. SELECTION OF NOTES TO BE REDEEMED.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption as follows: (a) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (b) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify Stater Bros. in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. NOTICE OF REDEMPTION.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, Stater Bros. shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state: (a) the redemption date; (b) the redemption price; (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note; (d) the name and address of the Paying Agent; (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; (f) that, unless Stater Bros. defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; (g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At Stater Bros.’ request, the Trustee shall give the notice of redemption in Stater Bros.’ name and at its expense; provided, however, that Stater Bros. shall have delivered to the Trustee, at least 15 days prior to the date of the giving of the notice, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04. EFFECT OF NOTICE OF REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05. DEPOSIT OF REDEMPTION PRICE.

One Business Day prior to the redemption date, Stater Bros. shall deposit with the Trustee or with the Paying Agent, in immediately available funds, money sufficient to pay the redemption price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to Stater Bros. any money deposited with the Trustee or the Paying Agent by Stater Bros. in excess of the amounts necessary to pay the redemption price of, and accrued interest and Liquidated Damages, if any, on, all Notes to be redeemed.

If Stater Bros. complies with the provisions of the preceding paragraph, on and after the redemption date, interest and Liquidated Damages, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of Stater Bros. to comply with the preceding paragraph, interest and Liquidated Damages, if any, shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest and Liquidated Damages, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, Stater Bros. shall issue and, upon Stater Bros.’ written request, the Trustee shall authenticate for the Holder at the expense of Stater Bros., a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. OPTIONAL REDEMPTION.

(a) Prior to April 15, 2010, Stater Bros. may redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price of 107.75% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more sales of Capital Stock of Stater Bros. resulting, for each sale, in net cash proceeds to Stater Bros. in excess of $25.0 million; provided, that: (i) at least 65% in aggregate of the originally issued principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Stater Bros. and its Subsidiaries); and (ii) the redemption must occur within 45 days of the date of the closing of the sale.

(b) Except pursuant to the preceding paragraph, the Notes will not be redeemable at Stater Bros.’ option prior to April 15, 2011.

After April 15, 2011, Stater Bros. may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2011	103.875%
2012	101.938%
2013 and thereafter	100.000%

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

SECTION 3.08. MANDATORY REDEMPTION.

Stater Bros. shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

In the event that, pursuant to Section 4.10 hereof, Stater Bros. shall be required to commence an Asset Sale Offer (as defined in Section 4.10 hereof), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), Stater Bros. shall purchase the principal amount of

Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, Stater Bros. shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open; (b) the Offer Amount, the purchase price and the Purchase Date; (c) that any Note not tendered or accepted for payment shall continue to accrue interest and Liquidated Damages, if any; (d) that, unless Stater Bros. defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest and Liquidated Damages, if any, after the Purchase Date; (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased; (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer the Note by book-entry transfer, to Stater Bros., a depositary, if appointed by Stater Bros., or a Paying Agent at the address specified in the notice at least three days before the Purchase Date; (g) that Holders shall be entitled to withdraw their election if Stater Bros., the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, Stater Bros. shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Stater Bros. so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, Stater Bros. shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by Stater Bros. in accordance with the terms of this Section 3.09. Stater Bros., the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by Stater Bros. for purchase, and Stater Bros. shall promptly issue a new Note, and the Trustee, upon written request from Stater Bros., shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by Stater Bros. to the Holder thereof. Stater Bros. shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

SECTION 4.01. PAYMENT OF NOTES.

Stater Bros. shall pay or cause to be paid the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Liquidated Damages, if any, shall be considered paid on the date due if the Paying Agent, if other than Stater Bros. or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by Stater Bros. in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Liquidated Damages, if any, then due. Except as otherwise provided in this Indenture or the Notes, Stater Bros. shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement, without duplication.

Stater Bros. shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. MAINTENANCE OF OFFICE OR AGENCY.

Stater Bros. shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Stater Bros. in respect of the Notes and this Indenture may be served. Stater Bros. shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Stater Bros. shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

Stater Bros. may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve Stater Bros. of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. Stater Bros. shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Stater Bros. hereby designates the Corporate Trust Office of the Trustee as one such office or agency of Stater Bros. in accordance with Section 2.03.

SECTION 4.03. REPORTS.

Whether or not required by the SEC, so long as any Notes are outstanding, Stater Bros. shall furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Stater Bros. were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Stater Bros.’ certified independent accountants; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if Stater Bros. were required to file such reports.

In addition, whether or not required by the SEC, Stater Bros. shall file a copy of all of the information and reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Moreover, Stater Bros. agrees that, for so long as any Notes remain outstanding, in the event that it ceases to be subject to Section 13 or 15(d) of the Exchange Act, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which matters the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04. COMPLIANCE CERTIFICATE.

(a) Stater Bros. shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Stater Bros. and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Stater Bros. has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Stater Bros. has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Stater Bros. is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Stater Bros. is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, at the time the Officers’ Certificate required by Section 4.03(a) is delivered, Stater Bros. shall cause to be delivered to the Trustee a letter or statement of Stater Bros.’ independent accountants who shall have certified the financial statements of Stater Bros. for its preceding fiscal year in connection with the annual report of Stater Bros. to its stockholders for such year to the effect that, in making the examination necessary for certification of such financial statements, nothing came to their attention that caused them to believe that Stater Bros. was not in compliance with any of the terms or conditions contained in Sections 4.01, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.16, 4.18 and Article 5 of this Indenture, which Default remains uncured at the date of such letter or statement or, if they shall have obtained knowledge of any such uncured Default, specifying in such letter or statement such Default or Defaults and the nature thereof, it being understood that such accountants shall not be liable directly or indirectly for failure to obtain knowledge of any such Default or Defaults and that their examinations was not directed primarily toward obtaining knowledge of such noncompliance.

(c) Stater Bros. shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Stater Bros. is taking or proposes to take with respect thereto.

SECTION 4.05. TAXES.

Stater Bros. shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

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SECTION 4.06. STAY, EXTENSION AND USURY LAWS.

Stater Bros. covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and Stater Bros. (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. RESTRICTED PAYMENTS.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Stater Bros.’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Stater Bros. or any of its Restricted Subsidiaries) or to the direct or indirect Holders of Stater Bros.’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Stater Bros. or payable to Stater Bros. or a Restricted Subsidiary);

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Stater Bros.) any Equity Interests of Stater Bros. or any direct or indirect parent or Affiliate (other than a Restricted Subsidiary) of Stater Bros.;

(c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”);

unless such Restricted Payment occurs on or after June 28, 2004 and, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

(ii) Stater Bros. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Stater Bros. and its Restricted Subsidiaries after the date of the Existing Indenture (excluding Restricted Payments permitted by clauses (B), (C), (D), (E), (F), (G), (H), (I), (J), (K) and (L) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Stater Bros. for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Existing Indenture to the end of Stater Bros.’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Stater Bros. since the date of the Existing Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Stater Bros. (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Stater Bros. that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary); plus

(c) to the extent that any Restricted Investment that was made after the date of the Existing Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) an amount equal to the fair market value of the Equity Interests of each Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary pursuant to Section 4.17; provided, that such amount shall not in any case exceed the amount of Restricted Investments previously made by Stater Bros. or any Restricted Subsidiary in such Person.

The preceding paragraph shall not prohibit:

(A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(B) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Stater Bros. or of any Equity Interests of Stater Bros. in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Stater Bros. (other than Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(b) of the preceding paragraph;

(C) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Stater Bros. with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(D) the payment of any dividend by a Restricted Subsidiary to the Holders of its Equity Interests on a pro rata basis;

(E) the payment to La Cadena Investments of a dividend in an amount not to exceed $45.0 million substantially concurrently with the issuance of the Existing Notes;

(F) the payment of any costs and expenses (including any related premium) in connection with the (x) offering of the Notes and the redemption of the Floating Rate Notes remaining outstanding following the Issue Date and (y) offering of the Existing Notes and Floating Rate Notes and the tender offer and consent solicitation for the 10 3/4% Senior Notes due 2006 of Stater Bros. and the redemption of any and all of such notes remaining outstanding following the consummation of such tender offer;

(G) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (G) since the date of the Existing Indenture not to exceed $25.0 million;

(H) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Stater Bros. held by any key employee of Stater Bros. or its Restricted Subsidiaries (other than any key employee that is a partner of or otherwise holds any Equity Interest in La Cadena Investments or any La Cadena Successor) upon any such person’s death, disability or termination of employment and pursuant to any management equity subscription agreement, stock option agreement or other incentive compensation plan or agreement entered into in the ordinary course of business; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million, which aggregate amount shall increase by $1.0 million on each anniversary of the date of the Existing Indenture;

(I) Restricted Payments that, when taken with all other Restricted Payments made pursuant to this clause (I) since the date of the Existing Indenture, do not exceed $25.0 million;

(J) the payment substantially concurrently with the issuance of the Existing Notes and the Floating Rate Notes of principal and interest on that certain 5% subordinated note due 2007 owed by Stater Bros. to a retired executive of La Cadena Investments in an aggregate amount not to exceed $20.3 million;

(K) Investments in the Equity Interests of Santee resulting exclusively from the sale of a majority of the Equity Interests of Santee; and

(L) the payment to La Cadena Investments of a dividend in an amount not to exceed $5.0 million and the purchase of Equity Interests in Stater Bros. in exchange for an amount not to exceed $15.0 million, in each case, substantially concurrently with the issuance of the Initial Notes.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Stater Bros. or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by a majority of Stater Bros.’ directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment (other than Restricted Payments permitted pursuant to clauses (A), (D), (E), (F), (G), (J) and (L) of the preceding paragraph), Stater Bros. shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

SECTION 4.08. DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind: (i) on the ability of any Restricted Subsidiary to: (A) pay dividends or make any other distributions on its Capital Stock to Stater Bros. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Stater Bros. or any of its Restricted Subsidiaries; (B) make loans or advances to Stater Bros. or any of its Restricted Subsidiaries; or (C) transfer any of their respective properties or assets to Stater Bros. or any of its Restricted Subsidiaries; (ii) on the ability of Stater Bros. or any of its Restricted Subsidiaries to receive or retain any such: (A) dividends, payments or distributions, (B) loans or advances, or (C) transfer of property (any such restriction being referred to herein as a “Payment Restriction”).

However, the restrictions in the preceding paragraph shall not apply to encumbrances or restrictions existing under or by reason of: (i) agreements in effect as of the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements, as in effect on the date of this Indenture) or any provisions of any articles of incorporation or certificate of incorporation with respect to Stater Bros. or any Restricted Subsidiary (including, without limitation, the rights, preferences and privileges of any class or series of preferred stock included therein) in effect as of the date of this Indenture or as amended thereafter in accordance with the terms of this Indenture; (ii) this Indenture and the Notes; (iii) applicable law; (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by Stater Bros. or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred; (v) non-assignment provisions in leases and other contracts entered into in the ordinary course of business; (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clauses (i)(C) and (ii)(C) of the preceding paragraph; (vii) Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; (viii) the Revolving Credit Facility and the Santee Credit Facility; (ix) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien; (x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (xi) the Santee Note and Permitted Santee Indebtedness; (xii) Permitted Construction Indebtedness; (xiii) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under this Indenture that restricts the sale of assets, distributions or loans by that Restricted Subsidiary pending its sale or other disposition; (xiv) any security agreement, mortgage or related financing agreement with respect to secured Indebtedness of Stater Bros. or a Restricted Subsidiary, or any sale leaseback agreement entered into by Stater Bros. or a Restricted Subsidiary, in each case, that imposes restrictions of the nature described in clauses (i)(C) or (ii)(C) of the preceding paragraph on the assets that are the subject of such agreements; and (xv) any agreement governing any Indebtedness of any Restricted Subsidiary otherwise permitted to be incurred under this Indenture if (as determined in good faith by the Board of Directors of Stater Bros.) (A) the encumbrances or restrictions imposed thereby are ordinary and customary for a financing of that type and (B) the encumbrances or restrictions would not, at the time such agreement is entered into, be expected to adversely affect the ability of Stater Bros. to make payments on the Notes.

SECTION 4.09. INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Stater Bros. shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock other than the issuance by Santee in a Qualified Santee Sale of Capital Stock that is not Disqualified Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, Stater Bros. or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Stater Bros.’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(a) the incurrence by Stater Bros. or its Restricted Subsidiaries of Indebtedness in an aggregate principal amount not to exceed $100.0 million at any time outstanding under any Credit Facilities;

(b) the incurrence by Stater Bros. and its Restricted Subsidiaries of the Existing Notes;

(c) the incurrence by Stater Bros. and the Guarantors of Indebtedness represented by (i) the Notes and the Guarantees to be issued on the date of this Indenture, (ii) the Exchange Notes and the Guarantees relating thereto to be issued within the period specified in the Registration Rights Agreement and (iii) Guarantees of the Notes issued by any Restricted Subsidiaries hereafter in accordance with the terms of this Indenture;

(d) the incurrence by Stater Bros. and its Restricted Subsidiaries of the Existing Indebtedness;

(e) the incurrence by Stater Bros. or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or Permitted Construction Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (e), not to exceed $50.0 million at any time outstanding;

(f) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (a), (b), (c) or (d) of this paragraph;

(g) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of intercompany Indebtedness owing to Stater Bros. or any Restricted Subsidiary; provided, however, that:

(A) if Stater Bros. is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Stater Bros. or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Stater Bros. or a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Stater Bros. or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (G);

(h) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(i) the guarantee by Stater Bros. or any of its Restricted Subsidiaries of Indebtedness of Stater Bros. or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09; provided, however, that if the Indebtedness being guaranteed is contractually subordinated to the Notes or a Guarantee, then the guarantee incurred pursuant to this clause (i) shall be contractually subordinated to the same extent as the Indebtedness being guaranteed;

(j) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of Stater Bros. as accrued;

(k) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Indebtedness to secure workers’ compensation and other insurance coverages, not to exceed the minimum amount required by Stater Bros.’ or any of its Restricted Subsidiaries insurance carriers or applicable regulatory agencies (which may be Indebtedness under Credit Facilities in addition to that permitted under clause (a));

(l) the incurrence of Indebtedness arising from agreements of Stater Bros. or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit (including, without limitation, synthetic letters of credit), surety bonds or performance bonds securing any obligations of Stater Bros.

or any Restricted Subsidiary pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of Stater Bros. or any Restricted Subsidiary, other than guarantees or similar credit support by Stater Bros. or such Restricted Subsidiary of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability in respect of all such Indebtedness described in this clause shall not exceed the net proceeds actually received in connection with any such disposition;

(m) the incurrence by Stater Bros. or any of the Restricted Subsidiaries of other Indebtedness not to exceed $100.0 million outstanding at any time (which may be Indebtedness under Credit Facilities in addition to that permitted by clause (a));

(n) the incurrence by Santee of the Santee Note and Permitted Santee Indebtedness;

(o) the incurrence by Santee of Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding under the Santee Credit Facility; and

(p) the Floating Rate Notes for a period not to exceed 75 days following the Issue Date, after which period such Floating Rate Notes shall no longer constitute Permitted Debt.

Stater Bros. shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Stater Bros. unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Stater Bros. shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Stater Bros. solely by virtue of being unsecured.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (p) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, Stater Bros. shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.

Indebtedness under the Revolving Credit Facility outstanding on the date on which the Notes are first issued and authenticated under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Debt above.

SECTION 4.10. ASSET SALES.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (a) Stater Bros. (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (b) such fair market value is evidenced by (i) for any Asset Sale resulting in Net Proceeds less than or equal to $5.0 million, an Officers’ Certificate delivered to the Trustee or (ii) for any Asset Sale resulting in Net Proceeds in excess of $5.0 million, a resolution of Stater Bros.’ Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and (c) at least 75% of the consideration therefor received by Stater Bros. or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash: (i) any liabilities (as shown on Stater Bros.’ or such Restricted Subsidiary’s most recent balance sheet) of Stater Bros. or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Stater Bros. or such Restricted Subsidiary from further liability; and (ii) any securities, notes or other obligations received by Stater Bros. or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Stater Bros. or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); provided, that any non-cash consideration that becomes Net Proceeds shall thereafter be subject to the provisions of the second paragraph of this Section 4.10.

Within twelve (12) months of the date of consummation (each such date, a “Consummation Date”) by Stater Bros. or any Restricted Subsidiary of (x) any Asset Sale, other than a Qualified Santee Sale, which, taken individually or together with all such Asset Sales other than one or more Qualified Santee Sales, since the date of this Indenture or (y) any Qualified Santee Sale which, taken individually or together with all such Qualified Santee Sales, results, in the case of (x) or (y) in the receipt of Net Proceeds in excess of $25.0 million, such Net Proceeds and all Net Proceeds from all such Asset Sales or Qualified Santee Sales, as applicable, consummated concurrently therewith or consummated thereafter will be applied by Stater Bros. or a Restricted Subsidiary to: (a) investments in assets or businesses in the same line of business as Stater Bros. or such Restricted Subsidiary (including, without limitation, the payment of a dividend or other distribution on account of the Equity Interests of any Wholly-Owned Subsidiary of Stater Bros. to the holder of its Equity Interests on a pro rata basis; provided, that the proceeds of such dividend or other distribution are used by such holder for investments as contemplated in this clause (a)); (b) the permanent repayment of (and permanent reduction of commitments, if any, under) any (x) Indebtedness (1) that is secured by or incurred to construct such assets or (2) of a Restricted Subsidiary or (y) senior Indebtedness of Stater Bros. then outstanding (including without limitation Indebtedness under any Credit Facility, including the Revolving Credit Agreement and the Santee Credit Facility); or (c) a combination of payment and investment permitted by the foregoing clauses (a) and (b); provided, that, pending the final application of any such Net Proceeds, such Net Proceeds may be applied to the temporary reduction of revolving credit borrowings or other investment of such Net Proceeds in any manner that is not otherwise prohibited by this Indenture; provided, further, that Net Proceeds resulting from a Qualified Santee Sale or Qualified Santee Sales that, individually or collectively, result in Santee no longer being a Subsidiary of Stater Bros., or an amount equal thereto, will be applied first to permanently repay all or a portion, as applicable, of the outstanding Indebtedness represented by the Santee Note, and thereafter as set forth in clauses (a), (b) or (c) above.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a), (b), or (c) of the preceding paragraph, or applied to repay all or a portion of the Indebtedness represented by the Santee Note, shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Stater Bros. shall be required to make an offer in accordance with Section 3.09 to all Holders of Notes and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of such Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of such Notes or other Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Stater Bros. or its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes, and Stater Bros. or the applicable agent for such other pari passu Indebtedness shall select such other pari passu Indebtedness, to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Stater Bros. shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 and Section 4.10 of this Indenture, Stater Bros. shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 and Section 4.10 of this Indenture by virtue of such conflict.

SECTION 4.11. TRANSACTIONS WITH AFFILIATES.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are consistent with industry practice and no less favorable to Stater Bros. or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Stater Bros. or such Restricted Subsidiary with an unrelated Person; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, Stater Bros. delivers to the Trustee a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph: (a) transactions, to the extent not otherwise prohibited under this Indenture, between or among Stater Bros. and/or its Restricted Subsidiaries; (b) payment of reasonable directors fees to directors of Stater Bros.; (c) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Stater Bros.; and (d) Restricted Payments that are permitted by the provisions of Section 4.07 hereof.

SECTION 4.12. LIENS.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

SECTION 4.13. CORPORATE EXISTENCE.

Subject to Article 5 hereof, Stater Bros. shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Stater Bros. or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Stater Bros. and its Subsidiaries; provided, however, that Stater Bros. shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of Stater Bros. shall determine that the preservation thereof is no longer desirable in the conduct of the business of Stater Bros. and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.14. OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

If a Change of Control occurs, each Holder of Notes will have the right to require Stater Bros. to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes as set forth in this Section 4.14 (a “Change of Control Offer”). In the Change of Control Offer, Stater Bros. shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Stater Bros. shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. Stater Bros. shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, Stater Bros. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such conflict.

On the Change of Control Payment Date, Stater Bros. shall, to the extent lawful: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Stater Bros.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this Section 4.14, but in any event within 90 days following a Change of Control, Stater Bros. shall either (i) cause each of its Restricted Subsidiaries to obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness of such Restricted Subsidiary to permit the repurchase of Notes required by this Section 4.14 or (ii) if any of such requisite consents cannot be obtained, cause the applicable Restricted Subsidiary or Restricted Subsidiaries to repay the Indebtedness pursuant to which such consent is required.

Stater Bros. shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Stater Bros. shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.15. LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY-OWNED SUBSIDIARIES (OTHER THAN AN UNRESTRICTED SUBSIDIARY).

Stater Bros. shall not, and shall not permit any of its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary) to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to any Person (other than Stater Bros. or a Restricted Subsidiary), unless: (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Sections 3.09 and 4.10. In addition, Stater Bros. shall not permit any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Stater Bros. or a Restricted Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros; provided, that Santee may issue Equity Interests to a Person other than Stater Bros. or a Restricted Subsidiary so long as the cash Net Proceeds of such issuance are applied in accordance with Section 4.10.

Notwithstanding the foregoing, Stater Bros. or its Wholly-Owned Subsidiary may transfer, convey, sell, lease or otherwise dispose of Equity Interests of Santee or Santee may issue Equity Interests in a Qualified Santee Sale, in each case so long as (x) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 and (y) to the extent that such transaction results in the disposition of a majority of the Equity Interests of Santee, all Indebtedness remaining outstanding following such transaction and owed by Santee to Stater Bros. or any Restricted Subsidiary would be permitted pursuant to Section 4.07.

SECTION 4.16. ADVANCES TO RESTRICTED SUBSIDIARIES.

All advances made by Stater Bros. following the Issue Date to Restricted Subsidiaries that are not Guarantors shall be evidenced by an intercompany note that shall evidence senior Indebtedness, which, in all cases other than Indebtedness owed by Santee, shall bear interest at the then current fair market interest rate as of the date of issuance of such intercompany note.

SECTION 4.17. DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES.

The Board of Directors of Stater Bros. may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of any Wholly-Owned Subsidiary of Stater Bros. other than a Wholly-Owned Subsidiary of such Subsidiary; provided, that Stater Bros. shall have provided the Trustee with an Officers’ Certificate accompanied by a resolution of the Board of Directors of Stater Bros. stating that (x) such designation complies with Section 4.07 hereof and (y) such designation shall not otherwise result in any Default or Event of Default. The Board of Directors of Stater Bros. may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Stater Bros. is able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in compliance with Section 4.09 hereof and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of Stater Bros. shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with this Section 4.17.

SECTION 4.18. PAYMENTS FOR CONSENT.

Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.19. SUBSIDIARY GUARANTEES.

If Stater Bros. or any of its Restricted Subsidiaries acquires or creates a Subsidiary that is organized and existing under the laws of any state in the United States or the District of Columbia after the date of this Indenture, then the newly acquired or created Subsidiary shall (i) execute a supplemental indenture setting forth its Guarantee substantially in the form of Exhibit E and (ii) deliver an Opinion of Counsel relating to the enforceability and authorization of that Guarantee pursuant to which that Restricted Subsidiary shall become a Guarantor, and shall guarantee on a senior unsecured basis, the payment obligations of Stater Bros. under the Notes and this Indenture; provided, that this covenant will not apply to any Subsidiary during a period when that Subsidiary (i) has been properly designated as an Unrestricted Subsidiary in accordance with this Indenture for so long as it continues to constitute an Unrestricted Subsidiary or (ii) has Total Assets of less than $10.0 million and Stater Bros. has provided the Trustee with written notice requesting such release and an Officers’ Certificate certifying the amount of such Total Assets.

SECTION 4.20 REDEMPTION OF FLOATING RATE NOTES.

Stater Bros. will redeem all of the issued and outstanding Floating Rate Notes on or before June 20, 2007 in accordance with the terms of Article 3 of the Existing Indenture, as amended and supplemented from time to time, using a portion of the net proceeds derived from the issuance and sale of the Notes.

ARTICLE 5.

SUCCESSORS

SECTION 5.01. MERGER, CONSOLIDATION, OR SALE OF ASSETS.

(a) Stater Bros. shall not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not Stater Bros. is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(i) either: (A) Stater Bros. would be the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Stater Bros. under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction) no Default or Event of Default would exist or be continuing; and

(iv) Stater Bros. or the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(v) Stater Bros. or such Person shall have delivered to the Trustee an Officers’ Certificate of Stater Bros. and an Opinion of Counsel (which counsel may not be in-house counsel of Stater Bros.), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 5.01 and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

In addition, Stater Bros. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the foregoing, this Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Stater Bros. and any of its Restricted Subsidiaries.

(b) Each Guarantor (other than any Guarantor the Guarantee of which is to be released in accordance with the terms of such Guarantee and this Indenture) will not, and Stater Bros. will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person other than Stater Bros. or a Guarantor unless:

(i) the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor), or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all the Obligations of the Guarantor under this Indenture and the Notes issued hereunder pursuant to a supplemental indenture to this Indenture in form reasonably satisfactory to the Trustee and substantially in the form of Exhibit E; and

(iii) immediately after such transaction, no Default or Event of Default exists.

SECTION 5.02. SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Stater Bros. or a Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which Stater Bros. or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to “Stater Bros.” or a Guarantor shall refer instead to the successor corporation and not to Stater Bros. or such Guarantor), and may exercise every right and power of Stater Bros. or such Guarantor under this Indenture with the same effect as if such successor Person had been named as Stater Bros. or such Guarantor herein; provided, however, that Stater Bros. or Guarantor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the assets of Stater Bros. or such Guarantor, as applicable, that meets the requirements of Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.01. EVENTS OF DEFAULT.

Each of the following shall constitute an “Event of Default”: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by Stater Bros. or any of its Restricted Subsidiaries to comply with Sections 3.09, 4.10, 4.14 or 5.01; (iv) failure by Stater Bros. or any of its Restricted Subsidiaries to comply with the provisions described under Section 4.03 for 75 days after notice; (v) failure by Stater Bros. or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in this Indenture or the Notes (other than a default set forth in clauses (i), (ii), (iii) or (iv) above); (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Stater Bros. or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Stater Bros. or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default: (A) is caused by a Payment Default; or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vii) failure by Stater Bros. or any of its Restricted Subsidiaries to pay final judgments to the extent not covered by insurance underwritten by third parties aggregating in excess of $25.0 million, which judgments shall not have been paid, discharged or stayed for a period of 60 days; (viii) Stater Bros. or any of its Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law: (A) commencing a voluntary case for relief from its creditors; (B) consenting to the entry of an order for relief against it in an involuntary case for relief from its creditors; (C) consenting to the appointment of a custodian of it or for all or substantially all of its property; (D) making a general assignment for the benefit of its creditors; or (E) admitting in writing its inability generally to pay its debts as they become due; (ix) a court of competent jurisdiction entering an order or decree under any Bankruptcy Law that: (A) is for relief against Stater Bros. or any of its Restricted Subsidiaries in an involuntary case; (B) appoints a custodian of Stater Bros. or any of its Restricted Subsidiaries or for all or substantially all of the property of Stater Bros. or any of its Restricted Subsidiaries; or (C) orders the liquidation of Stater Bros. or any of its Restricted Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or (x) any Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

SECTION 6.02. ACCELERATION.

If any Event of Default other than an Event of Default described in clauses (viii) or (ix) above occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest and Liquidated Damages, if any, on all the Notes to be due and payable immediately by notice in writing to Stater Bros. and the Trustee specifying the respective Event of Default and that such notice is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately and automatically due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (viii) or (ix) of Section 6.01 hereof occurs with respect to Stater Bros., all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or Liquidated Damages that has become due solely because of the acceleration) have been cured or waived.

SECTION 6.03. OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. WAIVER OF PAST DEFAULTS.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Liquidated Damages, if any, or interest on, the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. CONTROL BY MAJORITY.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06. LIMITATION ON SUITS.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if: (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default; (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against Stater Bros. for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to Stater Bros. (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. PRIORITIES.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third: to Stater Bros. or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11. UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

SECTION 7.01. DUTIES OF TRUSTEE.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering, or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that: (i) this paragraph does not limit the effect of paragraph (b) of this Section; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liabilities and/or expenses that might be incurred by it in connection with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with Stater Bros. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. RIGHTS OF TRUSTEE.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Stater Bros. shall be sufficient if signed by an Officer of Stater Bros.

(f) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against any loss, costs, liabilities and/or expenses that might be incurred by it in connection with such request or direction.

(g) The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it will be entitled to examine the books, records, and premises of Stater Bros., personally or by agent or attorney at the sole cost of Stater Bros. and, subject to Section 7.07, shall incur no liability or additional liability of any kind by reason or such inquiry or investigation.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that Stater Bros. deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.03. INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Stater Bros. or any Affiliate of Stater Bros. with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA as then in effect, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. TRUSTEE’S DISCLAIMER.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for Stater Bros.’ use of the proceeds from the Notes or any money paid to Stater Bros. or upon Stater Bros.’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Liquidated Damages, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to Stater Bros. and, if such report is prepared after the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective by the SEC, filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). Stater Bros. shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07. COMPENSATION AND INDEMNITY.

Stater Bros. shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Stater Bros. shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of Stater Bros. and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against Stater Bros. (including this Section 7.07) and defending itself against any claim (whether asserted by Stater Bros. or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined to have been caused by its own negligence or willful misconduct. The Trustee shall notify Stater Bros. promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify Stater Bros. shall not relieve Stater Bros. of its obligations hereunder. Stater Bros. shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and Stater Bros. shall pay the reasonable fees and expenses of such counsel. Stater Bros. need not pay for any settlement made without its consent, which consent shall not be unreasonably delayed or withheld.

The obligations of Stater Bros. under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure Stater Bros.’ payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(viii) or (ix) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Stater Bros.’ obligations under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the discharge of Stater Bros.’ obligations pursuant to Article 8 hereof and any rejection or termination under any Bankruptcy Law.

SECTION 7.08. REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying Stater Bros. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and Stater Bros. in writing. Stater Bros. may remove the Trustee if: (a) the Trustee fails to comply with Section 7.10 hereof; (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law; (c) a custodian or public officer takes charge of the Trustee or its property; or (d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, Stater Bros. shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by Stater Bros.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, Stater Bros., or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to Stater Bros. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided, that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, Stater Bros.’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. ELIGIBILITY; DISQUALIFICATION.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.11. PREFERENTIAL COLLECTION OF CLAIMS AGAINST STATER BROS.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. TRUSTEE RISK.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it. Whether or not expressly provided herein, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to Section 7.01 hereof and the requirements of the TIA as then in effect.

SECTION 7.13. APPOINTMENT OF CO-TRUSTEE.

It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement of any such document on default, or in case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties in trust, as herein granted, or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an additional individual or institution as a separate or co-trustee (the “Co-Trustee”). The following provisions of this Section 7.13 are adopted to these ends.

The Trustee shall, upon the prior written consent of Stater Bros., which shall not be unreasonably delayed or withheld, appoint an additional individual or institution as a Co-Trustee. The Co-Trustee shall deliver a written acceptance of its appointment to Stater Bros. Thereupon, the Co-Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Trustee shall mail a notice of the appointment of the Co-Trustee to Holders of the Notes.

In the event that the Trustee appoints a Co-Trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vested in such Co-Trustee but only to the extent necessary to enable such Co-Trustee to exercise such powers, rights, and remedies, and every covenant and obligation necessary to the exercise thereof by such Co-Trustee shall run to and be enforceable by either of them.

Should any instrument in writing be required by the separate Co-Trustee so appointed by the Trustee for fuller and more certain vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by Stater Bros. In case any separate Co-Trustee, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such Co-Trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such Co-Trustee.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

Stater Bros. may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. LEGAL DEFEASANCE AND DISCHARGE.

Upon Stater Bros.’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, Stater Bros. shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that Stater Bros. shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of Stater Bros., shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due, (b) Stater Bros.’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and Stater Bros.’ obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, Stater Bros. may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. COVENANT DEFEASANCE.

Upon Stater Bros.’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, Stater Bros. shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17 and 4.18 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Stater Bros. may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon Stater Bros.’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) through 6.01(vii) hereof shall not constitute Events of Default.

SECTION 8.04. CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes: In order to exercise either Legal Defeasance or Covenant Defeasance: (a) Stater Bros. must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be and Stater Bros. must specify whether the Notes are being defeased to maturity or to a particular redemption date; (b) in the case of an election under Section 8.02 hereof, Stater Bros. shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) Stater Bros. has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (c) in the case of an election under Section 8.03 hereof, Stater Bros. shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence) or insofar as Sections 6.01(viii) or 6.01(ix) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which Stater Bros. or any of its Subsidiaries is a party or by which Stater Bros. or any of its Subsidiaries is bound; (f) Stater Bros. shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by Stater Bros. with the intent of preferring the Holders over any other creditors of

Stater Bros. or with the intent of defeating, hindering, delaying or defrauding any other creditors of Stater Bros. or others; and (g) Stater Bros. shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with. Defeasance of the Notes will result in the termination of the obligations of the Guarantors under their respective Guarantees.

SECTION 8.05. DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Stater Bros. acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

Stater Bros. shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to Stater Bros. from time to time upon the request of Stater Bros. any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. REPAYMENT TO STATER BROS.

Any money deposited with the Trustee or any Paying Agent, or then held by Stater Bros., in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to Stater Bros. on its request or (if then held by Stater Bros.) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to Stater Bros. for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of Stater Bros. as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of Stater Bros. cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to Stater Bros.

SECTION 8.07. REINSTATEMENT.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Stater Bros.’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if Stater Bros. makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, Stater Bros. shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

SUBSIDIARY GUARANTEES

SECTION 9.01. SUBSIDIARY GUARANTEES.

(a) Each Guarantor hereby jointly and severally irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all Obligations of Stater Bros. under this Indenture (including Obligations to the Trustee) and the Notes, whether for payment of principal of, interest on or additional interest, if any, in respect of the Notes and all other monetary Obligations of Stater Bros. under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other Obligations of Stater Bros. whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 9 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to Stater Bros. of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against Stater Bros. or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 9.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of Stater Bros. first be used and depleted as payment of Stater Bros.’ or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that Stater Bros. be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 4.19, 8.02, 8.03, 9.02 and 9.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) To the extent not previously released pursuant to Section 9.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest or additional interest, if any, on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of either of Stater Bros. or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of Stater Bros. to pay the principal of or interest or additional interest, if any, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of Stater Bros. to the holders and the Trustee.

(h) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any holder in enforcing any rights under this Section 9.01.

(i) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 9.02. LIMITATION ON LIABILITY; RELEASE OF GUARANTEE.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) To the extent not previously released pursuant to Section 9.01(f), a Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations under this Article 9 upon (i) any sale or other disposition by Stater Bros. or any Subsidiary of Stater Bros. (or any pledgee of Stater Bros.) of the Capital Stock, or substantially all of the assets of such Guarantor (including by way of merger, consolidation or otherwise) to a Person or a group of Persons that is not (either before or after giving effect to such transaction ) a Restricted Subsidiary; provided, however, that each such merger, consolidation or sale (or, in the case of a sale by such a pledgee, the disposition of the proceeds of such sale) shall comply with Section 4.10 and Section 5.01; (ii) the Board of Directors of Stater Bros. designating such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17; (iii) the dissolution or liquidation of such Guarantor in accordance with the provisions of this Indenture; (iv) such Guarantor, other than Markets, Development, Santee or Super Rx, having Total Assets of less than $10.0 million and Stater Bros. providing written notice to the Trustee requesting such release and an Officers’ Certificate certifying the amount of such Total Assets pursuant to Section 4.19; or (v) in the case of Santee, the consummation of a Qualified Santee Sale and the receipt by the Trustee from Stater Bros. of written notice of the election of Stater Bros. with respect to such release.

At the request of Stater Bros., the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by Stater Bros.).

SECTION 9.03. SUCCESSORS AND ASSIGNS.

This Article 9 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 9.04. NO WAIVER.

Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article 9 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 9 at law, in equity, by statute or otherwise.

SECTION 9.05. MODIFICATION.

No modification, amendment or waiver of any provision of this Article 9, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 9.06. EXECUTION OF SUPPLEMENTAL INDENTURE FOR FUTURE GUARANTORS.

Each Subsidiary which is required to become a Guarantor pursuant to Section 4.19 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit E hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 9 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, Stater Bros. shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

SECTION 9.07. NON-IMPAIRMENT.

The failure to endorse a Subsidiary guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE 10.

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 10.01. WITHOUT CONSENT OF HOLDERS OF NOTES.

Notwithstanding Section 10.02 of this Indenture, Stater Bros. and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note: (a) to cure any ambiguity, defect or inconsistency; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder; (c) to provide for the assumption of Stater Bros.’ obligations to the Holders of the Notes by a successor to Stater Bros. pursuant to Article 5 or Article 11 hereof; (d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note; (e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; (f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or (g) to cause an additional Subsidiary to become a Guarantor under this Indenture in accordance with Section 4.19.

Upon the request of Stater Bros. accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with Stater Bros. in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 10.02. WITH CONSENT OF HOLDERS OF NOTES.

Except as provided below in this Section 10.02, Stater Bros. and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.14 hereof), and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), no waiver or amendment to this Indenture may make any change in the provisions of Article 10 hereof that adversely affects the rights of any Holder of Notes. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 10.02.

Upon the request of Stater Bros. accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with Stater Bros. in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, Stater Bros. shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of Stater Bros. to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by Stater Bros. with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder): (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes, other than provisions relating to Section 3.09, 4.10 or 4.14 hereof; (c) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in money other than that stated in the Notes; (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (g) waive a redemption payment with respect to any Note, other than a payment required by Section 3.09, 4.10 or 4.14 hereof; or (h) make any change in Section 6.04 or 6.07 hereof or in the preceding amendment and waiver provisions.

SECTION 10.03. COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 10.04. REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 10.05. NOTATION ON OR EXCHANGE OF NOTES.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. Stater Bros. in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 10.06. TRUSTEE TO SIGN AMENDMENTS, ETC.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Stater Bros. may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 11.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11.

MISCELLANEOUS

SECTION 11.01. TRUST INDENTURE ACT CONTROLS.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 11.02. NOTICES.

Any notice or communication by Stater Bros. or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address.

If to Stater Bros.:

Stater Bros. Holdings Inc.

21700 Barton Road

Colton, California 92324

Attention: Chief Financial Officer

with copies to:

Varner & Brandt LLP

3750 University Avenue, Suite 610

Riverside, California 92501

Attention: Bruce D. Varner, Esq.

and

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue, 48th Floor

Los Angeles, California 90071-3197

Attention: Linda L. Curtis, Esq.

If to the Trustee:

The Bank of New York Trust Company, N.A.

700 South Flower Street, Suite 500

Los Angeles, CA 90017

Telecopier No.: (213) 630-6493

Attention: Corporate Unit

Stater Bros. or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If Stater Bros. mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon facsimile transmission of written instructions and/or directions pursuant to this Indenture given by the Company, provided, however that: (i) the Company, subsequent to such facsimile transmission of written instructions and/or directions, shall provide the originally executed instructions and/or directions to the Trustee in a timely manner and (ii) such originally executed instructions and/or directions shall be signed by an Officer of the Company.

SECTION 11.03. COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. Stater Bros., the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.04. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by Stater Bros. to the Trustee to take any action under this Indenture, Stater Bros. shall furnish to the Trustee: (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.05. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include: (a) a statement that the Person making such certificate or opinion has read such covenant or condition; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06. RULES BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of Stater Bros., as such, shall have any liability for any obligations of Stater Bros. under the Notes, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.08. GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.09. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Stater Bros. or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10. SUCCESSORS.

All agreements of Stater Bros. in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11. SEVERABILITY.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12. COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13. TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14. WAIVER OF JURY TRIAL.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.15. FORCE MAJEURE.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances following any interruption of its performance arising out of the occurrence of any such event.

IN WITNESS WHEREOF, we have set our hands on this Indenture as of the 18th day of April, 2007.

STATER BROS. HOLDINGS INC.

By:	/s/ Jack H. Brown
Jack H. Brown
Chairman of the Board, President and Chief Executive Officer

By:	/s/ Bruce D. Varner
Bruce D. Varner
Secretary

GUARANTORS:

STATER BROS. MARKETS

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

STATER BROS. DEVELOPMENT, INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

SANTEE DAIRIES, INC.

By:	/s/ Bruce D. Varner
Name:	Bruce D. Varner
Title:	Secretary

SUPER RX, INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President